Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2013, relating to the financial statements and financial highlights which appear in the September 30, 2013 Annual Report to Shareholders of Colorado BondShares—A Tax-Exempt Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

January 28, 2014